EXHIBIT 99

  Contact: Jill S. Gabbe/Craig Andrews  212 229-0162
           Gabbe & Gabbe
           C. J. DiFrancesco         203 552-2251
           Vice President, External Affairs
           Witco Corporation                              For Immediate Release


            WITCO NAMES NEW CEO, REAFFIRMING STRONG GROWTH OBJECTIVES Gary Cook Assumes Leadership of Global Specialty Chemicals Company

GREENWICH,  CT,  June  12,  1996  --  In a key  step  toward  positioning  Witco
Corporation (NYSE:WIT) for strong growth in the global quality specialty chemicals and petroleum products field, the Board of Directors today named Dr.
E. Gary Cook Chairman, Chief Executive Officer, and President of the company. Since March 1, 1994, Dr. Cook has served as President and Chief Operating
Officer of Albemarle Corporation, located in Baton Rouge, LA, a worldwide supplier of chemical intermediates. Previously he was with Ethyl Corporation and E.I. Du Pont de Nemours and Company in a series of senior management positions. The appointment is effective immediately.

     Dr. Cook, 51, succeeds William R. Toller, who had served as Chairman and Chief Executive Officer of Witco since 1990. Mr. Toller has been named Honorary Chairman of Witco and remains as a Director. Mr. Toller and William E. Mahoney, the company's Vice Chairman and Chief Operating Officer, had previously announced their intention to retire in 1996 after 40 and 33 years of service, respectively.

     Following his election today by the Board of Directors, Dr. Cook said, "Witco offers boundless opportunities building on 75 years of accomplishments, to solidify its potential as a premier, world-class specialty chemicals company. The company is emerging from a period of transition in which it has successfully refocused on its core strengths and streamlined operations. Going forward, with those strategic moves solidly in place and a continued commitment to strengthening the earnings of our company, we are in a dynamic position to drive performance and enhance shareholder value."

     Commenting on Dr. Cook's appointment, Board Director William R. Grant said, "Gary brings impeccable leadership and operational credentials to the CEO role at Witco. His diverse background includes broad experience in research, marketing, operations, and strategic planning as well as in general management. Gary's long and highly successful career with world-class organizations like Du Pont, Ethyl, and Albemarle gives us further confidence that Gary will guide Witco in its rightful position as a global leader in specialty chemicals."

     Dr. Cook holds a B.S. in chemistry with high distinction from the University of Virginia, and a Ph.D. in chemistry from Virginia Polytechnic Institute & University. He and his wife, Brenda, have four grown children. They will relocate to the Greenwich area.

     Witco Corporation is a worldwide manufacturer of specialty chemical and specialty petroleum products with 1995 sales of nearly $2 billion. Witco's products are used primarily as intermediates by other manufacturers in hundreds of industries, including personal care and household products, agricultural, automotive, housing, construction, packaging, food, and textiles. Founded 75 years ago, Witco employs over 8,000 people located around the world. The company is headquartered in Greenwich, Connecticut.


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